UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   July 24, 2007

SOUTHERN HERITAGE BANCSHARES, INC.

Tennessee	000-50921	42-1627829
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

3020 Keith Street, N.W., Cleveland, Tennessee 37312

 (423) 473-7980

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR.13e-4(c))

Item 2.06.  Material Impairments.

On July 24, 2007, Southern Heritage Bancshares, Inc. (the “Company”) issued the press release that is furnished as Exhibit 99.1 to this Current Report on Form 8-K, which by this reference is incorporated herein as if copied verbatim.  The press release announced that the Company concluded that it will increase its allowance for loan losses through an additional provision of approximately $2.5 million.  Additionally, approximately $147 thousand of interest income will be reversed.  The after-tax effect of this provision and interest reversal is expected to result in a reduction in net income of approximately $1.6 million for the second quarter of 2007.  The increase in the allowance for loan losses and recognition of estimated loss relates solely to the group of loans first identified by the Company on May 14, 2007, to borrowers who are controlled by one guarantor that totaled approximately $6.7 million in the aggregate.  Since that date, the Company has been performing an extensive review and analysis of the loans and their collateral to determine their level of impairment.  The review and analysis involved both internal staff and its external auditors.

Item 7.01.  Regulation FD Disclosure.

The information set forth in Item 2.06 above is incorporated by reference as if fully set forth herein.

Item 9.01.  Financial Statements and Exhibits.

(a)           Financial Statements.  None

(b)           Pro Forma Financial Information.  None

(c)    Exhibits.

 99.1           Press Release issued by Southern Heritage Bancshares, Inc. dated July 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2007	SOUTHERN HERITAGE BANCSHARES,INC.

By: /s/ Steven W. Ledbetter
Name: Steven W. Ledbetter
Title: Chief Financial Officer